As filed with the Securities and Exchange Commission on June 25, 2012

Registration No. 333-180243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT

NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HALCÓN RESOURCES CORPORATION

(Name of Registrant as specified in its charter)

Delaware	20-0700684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Floyd C. Wilson

Chairman of the Board and Chief Executive Officer

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

(713) 654-1871 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2012

PROSPECTUS

HALCÓN RESOURCES CORPORATION

44,444,511 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 44,444,511 shares of our common stock for the account of the stockholders named in this prospectus. All of the shares covered by this prospectus are issuable upon the conversion of our outstanding 8% automatically convertible preferred stock. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any proceeds from sales by selling security holders.

On March 5, 2012, we sold 4,444.4511 shares of 8% automatically convertible preferred stock, par value $0.0001 per share, to certain institutional accredited investors in a private offering exempt from registration under the Securities Act of 1933, as amended. We entered into a registration rights agreement with one of the placement agents in the offering in which we agreed, for the benefit of the holders of the preferred stock, to file a registration statement with the U.S. Securities and Exchange Commission with respect to resales of the common stock issued upon the conversion of the preferred stock. We also agreed to use our reasonable best efforts to keep the registration statement effective, subject to certain exceptions, for up to two years or such earlier date as all of the common stock issued upon the conversion of the preferred stock has been sold. This prospectus is part of a registration statement filed by us as required by the registration rights agreement.

On March 26, 2012, our common stock began trading on the New York Stock Exchange, or NYSE, and is currently quoted under the symbol “HK.” Previously our common stock had been quoted on the Nasdaq Global Market. On June 19, 2012 the last reported sales price for our common stock on the NYSE was $10.95 per share.

Investing in our common stock involves risks. Please read carefully the information under the headings “Risk Factors ” beginning on page 3 and “Forward-Looking Statements” beginning on page 17 of this prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2012

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a description of the securities which may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information; Incorporation By Reference.”

i

THE COMPANY

Halcón Resources Corporation (“Halcón” or the “Company”) is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States. Our producing properties are principally located in Texas, Oklahoma and Louisiana.

As of December 31, 2011, our estimated net proved reserves were 21.1 million barrels of oil equivalent, or MMBoe, of which approximately 59% were crude oil, 32% were natural gas, and 9% were natural gas liquids, or NGLs, based on benchmark prices of $96.19 per barrel, or Bbl, of oil and $4.12 per thousand cubic feet, or Mcf, of natural gas. The benchmark prices reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and natural gas during each month of 2011, as required by SEC rules. At December 31, 2011, our proved developed reserves comprised 64% of our total proved reserves.

At December 31, 2011, we owned interests in approximately 4,000 gross wells and were the operator of leases upon which approximately 3,200 of these wells are located. We also own a drilling rig, various gathering systems, a natural gas processing plant, service rigs and a supply company that services our properties.

During the twelve months ended December 31, 2011, we drilled or participated in the drilling of 61 gross wells on our oil and natural gas properties, 49 of which were successfully completed as producing wells, five of which were abandoned wells and seven of which were either drilling or waiting to be completed at the end of that period. For the twelve months ended December 31, 2011, we produced 1,504 MBoe, averaging approximately 4,100 Boe per day.

Halcón is a Delaware corporation formerly known as “RAM Energy Resources, Inc.” Our principal offices are located at 1000 Louisiana Street, Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and our website can be found at www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.

Recent Developments

We have recently engaged in several significant transactions:

Recapitalization by Halcón Resources, LLC

On February 8, 2012, Halcón Resources, LLC, a newly-formed company led by Floyd C. Wilson, former Chairman and Chief Executive Officer of Petrohawk Energy Corporation, recapitalized us with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million five-year 8% convertible note and warrants for the purchase of an additional 36,666,667 million shares of our common stock at an exercise price of $4.50 per share. At closing, Floyd C. Wilson was appointed as our Chairman, President and Chief Executive Officer, and our name was changed to Halcón Resources Corporation. Mark J. Mize was also appointed as our Executive Vice President, Chief Financial Officer, and Treasurer and was designated as our principal accounting officer, and the composition of our board was altered to consist of 10 new individuals: Floyd C. Wilson, Tucker S. Bridwell, James W. Christmas, Thomas R. Fuller, James L. Irish III, E. Murphy Markham IV, David B. Miller, Daniel A. Rioux, Stephen P. Smiley and Mark A. Welsh IV. Mr. Wilson was elected Chairman of the Board and Mr. Irish was named Lead Independent Director. The Audit Committee of the Board is composed of Mr. Irish (Chairman) and Messrs. Christmas and Smiley. The Nominating and Corporate Governance Committee is composed of Mr. Christmas (Chairman) and Messrs. Fuller, Rioux and Welsh. The Compensation Committee is composed of Mr. Smiley (Chairman) and Messrs. Bridwell, Markham and Rioux. Additionally, the Board established a Reserves Committee composed of Mr. Fuller (Chairman) and Messrs. Bridwell and Welsh.

In connection with the closing of the Halcón Transaction, we entered into a Senior Revolving Credit Agreement (the “credit agreement”) with J.P. Morgan Chase Bank, N.A., as administrative agent, and the other lenders named therein on February 8, 2012. The credit agreement provides for a $500.0 million facility with an initial borrowing base of $225.0 million. Amounts borrowed under the credit agreement will initially mature on February 8, 2017. The borrowing base will be redetermined semi-annually, with the company and the lenders each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations. The borrowing base takes into account our oil and natural gas properties, proved reserves, total indebtedness, and other relevant factors consistent with customary oil and gas lending criteria.

Following the recapitalization, our primary focus is to expand our leasehold position in areas we have determined are prospective for oil or liquids-rich resource plays. We have identified several target resource plays for potential leasehold acquisition, including the Utica Shale/Point Pleasant formations in Ohio and Pennsylvania, the Mississippian Lime formation in Northern Oklahoma and Southern Kansas, the Wilcox formation in Southwest Louisiana and the Woodbine/Eagle Ford formations in East Texas. In addition to our ongoing lease acquisition efforts in our targeted resource plays, we have identified several new exploratory areas we believe are prospective for oil and liquids-rich hydrocarbons.

Private Placement of Convertible Preferred Stock

On March 5, 2012, we sold in a private placement to certain institutional accredited investors 4,444.4511 shares of convertible preferred stock for approximately $400.0 million before offering expenses. On April 17, 2012, the convertible preferred stock automatically converted into 44,444,511 shares of our common stock after a definitive information statement was delivered to holders of Halcón common stock notifying them that Halcón’s majority stockholder had consented to the issuance of common stock upon conversion of the convertible preferred stock. This prospectus is part of a registration statement filed by us to register for resale the common stock issued upon conversion of the preferred stock.

Pending Merger with GeoResources

On April 24, 2012, we entered into a definitive merger agreement with GeoResources, Inc., or GeoResources, pursuant to which we agreed to acquire all of the issued and outstanding shares of GeoResources common stock Upon closing of the GeoResources acquisition, we will pay approximately $532 million in cash and issue approximately 51 million shares of common stock to GeoResources’ stockholders, based on the number of issued and outstanding shares of GeoResources common stock as of date of execution of the merger agreement. The transaction has been approved by each of company’s board of directors and is subject to stockholder approval of each company as well as customary closing conditions. Closing of the GeoResources merger is expected to take place in the third quarter of 2012. Financial statements giving pro forma effect to the acquisition of GeoResources are incorporated herein by reference to Form 8-K filed by us with the SEC on June 25, 2012.

At December 31, 2011, GeoResources’ estimated net proved reserves were 29.2 MMboe, of which approximately 67% were crude oil, 29% were natural gas, and 4% were natural gas liquids. At December 31, 2011 GeoResources’ proved developed reserves comprised 69% of its total proved reserves. For the year ended December 31, 2011, GeoResources’ net production averaged 5,270 Boe per day, which was 64% oil, 34% natural gas, and 2% natural gas liquids. For the quarter ended March 31, 2012, GeoResources’ net production averaged 6,809 Boe per day, which was 65% oil, 32% natural gas, and 3% natural gas liquids. At December 31, 2011, GeoResources had total leasehold interests of 235,234 net acres, including approximately 55,000 acres in the Bakken trend of North Dakota and Montana and 24,000 acres in the Eagle Ford trend in South Texas.

Pending Acquisition of the East Texas Assets

In June 2012, we entered into purchase and sale agreements with several private oil and gas companies to acquire operating interests in 20,628 net acres of oil and gas leasehold in east Texas that we believe are prospective for the Woodbine formation. We refer to such properties as the “East Texas Assets.” Net daily production from the East Texas Assets is approximately 2,800 Boe per day as of June 1, 2012. The initial aggregate purchase price of $526.8 million as of June 19, 2012 consists of approximately $299.8 million in cash and the issuance of approximately 20.7 million shares of our common stock. The purchase price is subject to customary adjustments, including adjustments for an effective date of April 1, 2012, and other closing conditions typical for a transaction of this type, including downward adjustments for title and environmental defects under certain circumstances. We expect to close the acquisition in late July 2012. The statement of revenues and direct operating expenses of the East Texas Assets for the period from February 1, 2011 to December 31, 2011 and pro forma financial statements giving effect to our acquisition of the East Texas Assets are incorporated herein by reference to Form 8-K filed by us with the SEC on June 25, 2012.

RISK FACTORS

An investment in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the applicable prospectus supplement, this prospectus, or incorporated by reference, including the risk factors and other cautionary statements described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, and, to the extent applicable, in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 44,444,511 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. Please read “Selling Stockholders” for a list of the persons receiving proceeds from the sale of the common stock covered by this prospectus.

DESCRIPTION OF HALCÓN CAPI TAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificate of designation) and bylaws. Copies of our certificate of incorporation (including our certificate of designation) and bylaws have been filed with the SEC and are incorporated by reference into this prospectus. Please read “Where You Can Find More Information; Incorporation by Reference.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Authorized Capital Stock

Our authorized capital stock consists of 366,666,666 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of June 19, 2012, we had approximately 144.0 million shares of common stock outstanding.

Selected provisions of our organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”) contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law. Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our certificate of incorporation and bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving the Company.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation and bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” Further, our bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. Its phone number is (212) 509-4000.

SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus are being offered by the selling stockholders listed in the table below. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of a registration rights agreement between us and one of the placement agents, on behalf of the selling stockholders.

The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders. The table also sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such stockholders after completion of the offering.

We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
American Funds Insurance Series - Growth Fund(2)	6,560,000	6,560,000	—	*
Baron Energy and Resources Fund(3)	5,555	5,555	—	*
Baron Growth Fund(3)	5,000,000	5,000,000	—	*
Baron Small Cap Fund(3)	3,888,889	3,888,889	—	*
Calm Waters Partnership(4)	555,556	555,556	—	*
Capital Ventures International(5)	1,111,111	1,111,111	—	*
CCA Event Driven Master Fund LLC(6)	555,556	555,556	—	*
Citadel Equity Fund Ltd.(7)	1,724,867	1,724,867	—	*
Empery Asset Master, LTD(8)	190,000	190,000	—	*
Encompass Capital Master Fund L.P.(9)	872,222	872,222	—	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(10)	40,000	40,000	—	*
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund(10)	90,000	90,000	—	*
Fidelity Advisor Series VII: Fidelity Advisor Energy Fund(10)	300,000	300,000	—	*
Fidelity Central Investment Portfolios LLC: Fidelity Energy Central Fund(10)	400,000	400,000	—	*

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Fidelity Devonshire Trust: Fidelity Series All-Sector Equity Fund(10)	830,000	830,000	—	*
Fidelity Puritan Trust: Fidelity Balanced Fund(10)	910,000	910,000	—	*
Fidelity Rutland Square Trust II: Strategic Advisers Core Fund(10)	80,000	80,000	—	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund(10)	910,000	910,000	—	*
Fidelity Select Portfolios: Energy Portfolio(10)	1,010,000	1,010,000	—	*
Fidelity Select Portfolios: Natural Gas Portfolio(10)	160,000	160,000	—	*
Fidelity Select Portfolios: Natural Resources Portfolio(10)	570,000	570,000	—	*
Hartz Capital Investments, LLC(8)	810,000	810,000	—	*
Hipparchus Master Fund Ltd(11)	82,968	82,968	—	*
Hudson Bay Master Fund, Ltd.(12)	888,889	888,889	—	*
ING Partners, Inc. - ING T. Rowe Price Diversified Mid Cap Growth Portfolio(13)	131,000	131,000	—	*
JNL Series Trust - JNL/T. Rowe Price Mid-Cap Growth Fund(13)	382,700	382,700	—	*
Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price Structured Mid Cap Growth Portfolio(13)	49,900	49,900	—	*
Magnetar Capital Master Fund, Ltd(11)	116,019	116,019	—	*
Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust(13)	61,300	61,300	—	*
MassMutual Select Funds, Inc. - MassMutual Select Mid Cap Growth Equity II Fund(13)	303,000	303,000	—	*
Maxim Series Fund, Inc. - Maxim/T. Rowe Price MidCap Growth Portfolio(13)	149,200	149,200	—	*
MML Series Investment Fund - MML Mid Cap Growth Fund(13)	84,700	84,700	—	*
Moore Equity Strategies, LP(14)	1,388,889	1,388,889	—	*
MTP Energy Fund Ltd(15)	475,546	475,546	—	*
O’Connor Global Fundamental Market Neutral Long/Short (Levered) Master Limited(16)	41,222	41,222	—	*
O’Connor Global Fundamental Market Neutral Long/Short Master Limited(16)	440,223	440,223	—	*
O’Connor Global Multi-Strategy Alpha Master Limited(16)	462,999	462,999	—	*
Seasons Series Trust - Mid-Cap Growth Portfolio(13)	6,000	6,000	—	*
SMALLCAP World Fund, Inc.(17)	2,440,000	2,440,000	—	*
Spindrift Investors (Bermuda) L.P.(18)	270,000	270,000	—	*
Spindrift Partners L.P.(18)	260,000	260,000	—	*
Spring Creek Capital LLC(19)	1,000,000	1,000,000	—	*

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
T. Rowe Price Diversified Mid-Cap Growth Fund, Inc.(13)	32,900	32,900	—	*
T. Rowe Price Institutional Mid-Cap Equity Growth Fund(13)	534,500	534,500	—	*
T. Rowe Price Mid-Cap Growth Fund, Inc.(13)	4,500,000	4,500,000	—	*
T. Rowe Price Mid-Cap Growth Portfolio(13)	79,800	79,800	—	*
T. Rowe Price New Horizons Fund, Inc.(13)	1,891,300	1,536,700	354,600	*
T. Rowe Price New Horizons Trust(13)	164,133	132,900	31,233	*
T. Rowe Price Tax-Efficient Equity Fund(13)	4,500	4,500	—	*
T. Rowe Price U.S. Equities Trust(13)	19,700	18,800	900	*
T. Rowe Price U.S. Mid-Cap Growth Equity Trust(13)	12,600	12,600	—	*
TD Mutual Funds - TD U.S. Mid-Cap Growth Fund(13)	94,900	94,900	—	*
The Bunting Family III, LLC(13)	26,700	26,700	—	*
The Bunting Family VI Socially Responsible LLC(13)	1,900	1,900	—	*
Variable Insurance Products Fund II: Contrafund Portfolio(10)	1,140,000	1,140,000	—	*
Variable Insurance Products Fund III: Balanced Portfolio(10)	140,000	140,000	—	*
Variable Insurance Products Fund IV: Energy Portfolio(10)	150,000	150,000	—	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Energy Portfolio (Nominee: Finwell & Co.)(18)	30,000	30,000	—	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Energy Portfolio (Nominee: LANDWAVE & Co.)(18)	400,000	400,000	—	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any shares as to which the stockholder has sole or shared voting power or investment control, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the applicable selling stockholder.
(2)	The selling stockholder is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Capital Research and Management Company (“CRMC”), an

investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is the investment adviser to the selling stockholder. CRMC provides investment advisory services to the selling stockholder through its division, Capital World Investors (“CWI”). In that capacity, CWI may be deemed to be the beneficial owner of the shares held by the selling stockholder. CWI, however, disclaims such beneficial ownership. The selling stockholder has advised us that Donnalisa Parks Barnum, Gregg E. Ireland, Gregory D. Johnson, Michael T. Kerr and Ronald B. Morrow, as portfolio counselors for the selling stockholder, are primarily responsible for the portfolio management of the selling stockholder, and, as such, have dispositive authority over the shares. The business address of the selling stockholder is 333 South Hope Street, Los Angeles, CA 90071.
(3)

BAMCO, Inc., an investment adviser registered under the Advisers Act, acts as the investment adviser to each applicable selling stockholder and exercises voting and investment control of the shares held by each applicable selling stockholder. BAMCO, Inc. is controlled by Mr. Ron Baron. For purposes of reporting requirements of the Exchange Act, BAMCO, Inc. and/or Mr. Baron, due to their control of the applicable selling stockholder, may be deemed to be the beneficial owner of the shares held by the applicable selling stockholder. BAMCO, Inc. and Mr. Baron, however, each expressly disclaim beneficial ownership of such securities. Baron Capital, Inc., the distributor of the Baron mutual funds, is a registered broker-dealer and a member of the Financial Industry Regulatory Authority (“FINRA”). The business address of each applicable selling stockholder is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)

Richard S. Strong, managing partner of the selling stockholder, exercises voting and investment control of the shares held by the selling stockholder. The business address of the selling stockholder is 115 S. 84th Street, Suite 200, Milwaukee, WI 53214.

(5)	Heights Capital Management, Inc., the authorized agent of the selling stockholder, exercises voting and investment control of the shares held by the selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to exercise voting and investment control of the shares held by the selling stockholder. Heights Capital Management, Inc. and Mr. Kobinger each expressly disclaim any beneficial ownership of the shares held by the selling stockholder. The business address of the selling stockholder is 101 California Street, Suite 3250, San Francisco, CA 94111.
(6)

Derrick Queen, Mukesh Patel and Rajeev Narang, as portfolio managers of the selling stockholder, may be deemed to share voting and investment power of the shares owned by the selling stockholder. Each of Messrs. Queen, Patel and Narang expressly disclaim any beneficial ownership of the shares held by the selling stockholder. The selling stockholder is an affiliate of Citigroup Global Markets, Inc., a registered broker-dealer and FINRA member. The selling stockholder has represented to us that while it is not aware of any material relationship with Halcón, it is an affiliate of Citigroup Inc. and all of its numerous subsidiaries and affiliates, any of whom may have a material relationship with Halcón of which the selling stockholder has no knowledge. The business address of the selling stockholder is 399 Park Avenue, 7th Floor, New York, NY 10022.

(7)	Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment adviser registered under the Advisers Act (“CAL”), exercises voting and investment control with respect to the shares held by the selling stockholder. Citadel Holdings II LP (“CH2”) is the managing member of CAL. Citadel Investment Group II, L.L.C. (“CIG2”) is the general partner of CH2. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of, and owns a controlling interest in, CIG2. CIG2 and/or Griffin may be deemed to be the beneficial owners of the shares through their control of CAL and/or certain other affiliated entities. Each of CIG2 and Griffin expressly disclaim any beneficial ownership of the shares held by the selling stockholder. The selling stockholder is also an affiliate of Palafox Trading LLC, a broker-dealer and government securities broker-dealer registered under the Exchange Act. The business address of the selling stockholder is 131 South Dearborn Street, Chicago, IL 60603.
(8)

Empery Asset Management LP, the authorized agent of the applicable selling stockholder, has voting and investment control of the shares held by the applicable selling stockholder and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, each in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have voting and investment control of the shares held by the applicable selling stockholder. Empery Asset Management, LP and Messrs. Hoe and

Lane each expressly disclaim any beneficial ownership of these shares. The business address of the applicable selling stockholder is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(9)

The general partner of the selling stockholder is Encompass Capital Partners LLC. The managing member of Encompass Capital Partners LLC is Mr. Todd Kantor, who may be deemed to exercise voting and investment control of the shares held by the selling stockholder. Through his control of the selling stockholder, Mr. Kantor may be deemed to be the beneficial owner of the shares held by the selling stockholder. Mr. Kantor, however, expressly disclaims any beneficial ownership of such shares. The business address of the selling stockholder is 200 Park Avenue, 11th Floor, New York, NY 10166.

(10)	Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Advisers Act. As a result of acting as investment adviser to various investment companies registered under the Investment Company Act, Fidelity is the beneficial owner of an aggregate 6,730,000 shares of Halcón common stock, with each applicable selling stockholder holding a portion of such shares. Mr. Edward C. Johnson 3d is the chairman of FRM LLC. Mr. Johnson and FMR LLC, through its control of Fidelity and the funds, each has voting and investment control of the 6,730,000 shares collectively owned by the applicable selling stockholders. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the applicable selling stockholders, which power resides with the board of trustees of each applicable selling stockholder. Fidelity carries out the voting of the shares under written guidelines established by the board of trustees of each applicable selling stockholder. While no applicable selling stockholder is a registered broker-dealer, each applicable selling stockholder is affiliated with one or more registered broker-dealers. The business address of each applicable selling stockholder is 82 Devonshire Street, Boston, MA 02109.
(11)

Magnetar Financial LLC acts as the investment manager to each applicable selling stockholder and exercises voting and investment control of the shares of common stock of Halcón held by the applicable selling stockholder. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and Alec N. Litowitz may each be deemed the beneficial owner of the shares held by each applicable selling stockholder. Such persons, however, expressly disclaim any beneficial ownership of the shares held by the applicable selling stockholder. The business address of each applicable selling stockholder is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(12)

Hudson Bay Capital Management LP, the investment manager of the selling stockholder, exercises voting and investment control over the shares of Halcón common stock held by the selling stockholder. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber expressly disclaims any beneficial ownership of these securities. The business address of the selling stockholder is 777 Third Avenue, 30th Floor, New York, NY 10017.

(13)

T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with voting and investment control of the shares owned by the applicable selling stockholder, as well as securities owned by certain other individual and institutional investors. The T. Rowe Price Proxy Committee develops the firm’s positions on all major proxy voting issues, creates guidelines, and oversees the voting process. Ultimately, the portfolio managers decide how to vote on the proxy proposals of the companies in their portfolios. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of the shares of Halcón common stock of the applicable selling stockholder. TRPA, however, expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer and FINRA member, is a subsidiary of TRPA. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. The business address of each applicable selling stockholder is 100 East Pratt Street, Baltimore, MD 21202.
(14)

Moore Capital Management, LP, the investment manager of the selling stockholder, has voting and investment control of the shares held by the selling stockholder. Louis Moore Bacon is the controlling stockholder of the general partner of Moore Capital Management, LP and may be deemed to be the beneficial owner of the shares of Halcón common stock held by the selling stockholder. Mr. Bacon, however, expressly disclaims any beneficial ownership of the shares held by the selling stockholder. The business address of the selling stockholder is 1251 Avenue of Americas, 52nd Floor, New York, NY 10020.

(15)

MTP Energy Management LLC acts as the investment manager to the selling stockholder and exercises voting and investment control of the shares of common stock of Halcón held by the selling stockholder. Magnetar Financial LLC is the sole member of MTP Energy Management LLC. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and Alec N. Litowitz may each be deemed the beneficial owner of the shares of Halcón common stock held by the selling stockholder. Such persons, however, expressly disclaim any beneficial ownership of the shares held by the selling stockholder. The business address of the selling stockholder is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(16)

UBS O’Connor LLC is the investment manager of the applicable selling stockholder and consequently exercises voting and investment control of the shares held by the applicable selling stockholder. UBS O’Connor LLC is a wholly-owned subsidiary of UBS, AG, a company whose securities are listed on the NYSE. Mr. Jeffrey Putnam is the portfolio manager of the applicable selling stockholder and may be deemed to be the beneficial owner of the shares of Halcón common stock held by the applicable selling stockholder. Mr. Putnam, however, expressly disclaims beneficial ownership of the shares held by the applicable selling stockholder. The business address of each applicable selling stockholder is One North Wacker Drive, 32nd Floor, Chicago, IL 60606.

(17)	The selling stockholder is an investment company registered under the Investment Company Act. Capital Research and Management Company (“CRMC”), an investment adviser registered under the Advisers Act, is the investment adviser to the selling stockholder. CRMC provides investment advisory services to the selling stockholder through its division, Capital World Investors (“CWI”). In that capacity, CWI may be deemed to be the beneficial owner of the shares held by this selling stockholder. CWI, however, disclaims such beneficial ownership. The selling stockholder has advised that Brady L. Enright, Jonathan Knowles, Noriko H. Chen, Bradford F. Freer, Kathryn M. Peters and Andraz Razen, as portfolio counselors for the selling stockholder, are primarily responsible for the portfolio management of the selling stockholder attributable to CWI, and, as such, have dispositive authority over the shares. The business address of the selling stockholder is 333 South Hope Street, Los Angeles, CA 90071.
(18)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Advisers Act. Wellington acts as investment adviser to the applicable selling stockholder and exercises voting and investment control with respect to the shares held by the applicable selling stockholder. Wellington, in its capacity as investment adviser to the applicable selling stockholder, may be deemed to share beneficial ownership over the shares held by the applicable selling stockholder. Wellington, however, expressly disclaims any beneficial ownership of the shares held by the applicable selling stockholder. Wellington has advised us that beneficial ownership cannot be attributed to any single natural person within Wellington. The selling stockholder may be deemed to be an affiliate of Wellington Management Advisers, Inc. (“WMAI”), a broker-dealer and FINRA member. WMAI’s business is limited to introducing U.S. prospects and clients to the investment management capabilities of the Wellington organization, including to prospects who ultimately may purchase interests in Wellington private funds. WMAI does not engage in retail brokerage, lending, securities underwriting or proprietary trading. The business address of each applicable selling stockholder is 280 Congress Street, Boston, MA 02210.
(19)

Brock Nelson, president of the selling stockholder, exercises voting and investment control over the shares held by the selling stockholder and may be deemed to be the beneficial owner of the shares held by the selling stockholder. Mr. Nelson, however, expressly disclaims any beneficial ownership of the shares held by the selling stockholder. The business address of the selling stockholder is 4011 E. 37th Street N., Wichita, KS 67212.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold or otherwise distributed from time to time:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders from time to time identified as or affiliated with registered broker-dealers participating in the sale or distribution of the common stock from time to time are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the securities by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	otherwise negotiated prices or without cash consideration.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common stock offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our common stock is currently listed on the New York Stock Exchange under the symbol “HK.”

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot determine whether any such selling stockholder will transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Underwriters, dealers or agents may be authorized to solicit offers by certain institutional investors to purchase the common stock from the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; or

•	educational and charitable institutions.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear, among other things, underwriting fees, discounts or commissions or transfer taxes relating to the sale of the common stock.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Thompson & Knight LLP, Houston, Texas.

EXPERTS

The financial statements of Halcón Resources Corporation as of December 31, 2011 and 2010, and for each of the three fiscal years in the period ended December 31, 2011, and the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2011 incorporated herein by reference, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the East Texas Assets for the period from February 1, 2011 to December 31, 2011, has been audited by UHY LLP as set forth in their report therein incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The estimated reserve evaluations and related calculations of Forrest A. Garb & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

The audited financial statements of SBE Partners LP and the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of GeoResources, Inc. incorporated by reference in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2011 contained in GeoResources’ Annual Report for the year ended December 31, 2011 filed on Form 10-K and incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is incorporated herein in reliance upon their authority as experts in reserves and present values.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is currently listed and traded on the New York Stock Exchange (the “NYSE”) under the stock symbol “HK.”

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-50682);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2012 (File No. 001-35467);

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 18, 2012, February 9, 2012, March 1, 2012, March 5, 2012, March 8, 2012, March 13, 2012, March 19, 2012 (each File No. 000-50682), April 4, 2012, April 23, 2012, April 25, 2012, May 2, 2012, May 8, 2012, May 11, 2012, May 22, 2012, June 5, 2012, June 6, 2012, June 13, 2012, June 25, 2012 (File No. 001-35467) and on Form 8-K/A filed February 14, 2012 (File No. 000-50682) and May 30, 2012 (File No. 001-35467); and

•	the description of our common stock contained in our registration statement in Form 8-A filed with the SEC on March 21, 2012 (File No. 001-35467)

The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the year ended December 31, 2011 are respectively incorporated herein by reference to pages F-1 to F-41 of and to Exhibit 99.1 to GeoResources’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-08041). The audited financial statements for GeoResources and its subsidiaries for the quarterly period ended March 31, 2012 are incorporated herein by reference to pages 3 to 23 of GeoResources’ Quarterly Report on Form 10-Q for the period ended March 31, 2012 (File No. 000-08041).

Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed “filed” with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation

Attention: Investor Relations

1000 Louisiana, Suite 6700

Houston, Texas 77002

Phone: (832) 538-0300

investorrelations@halconresources.com

You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	volatility in commodity prices for oil and natural gas;

•	our ability to successfully identify and acquire oil and natural gas properties, prospects and leaseholds, including undeveloped acreage in new and emerging resource plays;

•	our ability to successfully integrate acquired oil and natural gas businesses and operations;

•	our ability to profitably deploy our capital;

•	management’s ability to execute our plans to meet our goals;

•	exploration and development risks;

•	our ability to attract and retain key members of senior management and key technical employees;

•	competition, including competition for acreage in resource play areas;

•	the possibility that our industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	our ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•	social unrest, political instability, armed conflict, or acts of terrorism or sabotage in oil and natural gas producing regions, such as the Middle East or our markets; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

SEC registration fee	$51,036
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Engineering fees and expenses	—
Printing expenses	10,000
Miscellaneous	5,000

TOTAL	$146,036

Item 15. Indemnification Of Officers And Directors

Article Seventh of our certificate of incorporation and Article VII of the our bylaws provide for indemnification of our officers and directors, as well as our employees and agents, to the extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office. We also have the power to purchase and maintain insurance for such directors and officers.

We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 16. Exhibits And Financial Statement Schedules

(a)	Exhibits.

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of April 24, 2012 by and among the Company, GeoResources, Inc., Leopard Sub I, Inc. and Leopard Sub II, LLC, incorporated by reference to Exhibit 2.1 to Form 8-K filed April 24, 2012.

2.2	Securities Purchase Agreement dated December 21, 2011 by and between RAM Energy Resources, Inc. and Halcon Resources LLC, incorporated by reference to Exhibit 2.1 to Form 8-K filed December 22, 2011.

2.3	First Amendment to Securities Purchase Agreement dated January 4, 2012 by and between RAM Energy Resources, Inc. and Halcon Resources LLC, incorporated by reference to Exhibit 2.1.1 to Form 8-K filed January 5, 2012.

4.1	Convertible Promissory Note, dated February 8, 2012, between the Company and Halcon Resources LLC, incorporated by reference to Exhibit 4.1 to Form 8-K filed February 9, 2012.

4.2	Warrant Certificate, dated February 8, 2012, between the Company and Halcon Resources LLC, incorporated by reference to Exhibit 4.2 to Form 8-K filed February 9, 2012.

4.3	Registration Rights Agreement, dated February 8, 2012, between the Company and Halcon Resources LLC, incorporated by reference to Exhibit 4.3 to Form 8-K filed February 9, 2012.

4.4	Registration Rights Agreement dated March 5, 2012 by and between Halcón Resources Corporation and Barclays Capital Inc., incorporated by reference to Exhibit 4.1 to Form 8-K filed March 5, 2012.

5.1**	Opinion of Thompson & Knight LLP

23.1**	Consent of UHY LLP

23.2**	Consent of Grant Thornton LLP

23.3**	Consent of Forrest A. Garb & Associates, Inc.

23.4**	Consent of Cawley, Gillespie & Associates, Inc.

23.5**	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

24*	Power of Attorney

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B and relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2012.

HALCÓN RESOURCES CORPORATION

By:	/s/ Mark J. Mize
Mark J. Mize
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated below on June 25, 2012.

Signature	Title

/s/ Floyd C. Wilson Floyd C. Wilson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/s/ Mark J. Mize Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Joseph S. Rinando, III Joseph S. Rinando, III	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* E. Murphy Markham IV	Director

* Mark A. Welsh IV	Director

* Tucker S. Bridwell	Director

* Thomas R. Fuller	Director

* Stephen P. Smiley	Director

* James W. Christmas	Director

*By:	/s/ Mark J. Mize
Mark J. Mize as attorney-in-fact

II-4